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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                              Seacor Holdings Inc.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   811904101

                                 (CUSIP Number)

                               December 31, 2007
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 811904101               SCHEDULE 13G                    Page 2 of 8
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1       Name of Reporting Person:

        KENSICO CAPITAL MANAGEMENT CORPORATION

        I.R.S. Identification Nos. of Above Persons (entities only)

        13-4079277
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2       Check the Appropriate Box if a Member of a Group:
                                                                (a)   [_]
                                                                (b)   [_]
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3       SEC Use Only


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4       Citizenship or Place of Organization:

        Delaware
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                                     5       Sole Voting Power
             Number of
                                             1,684,540
               Shares                -------------------------------------------
                                     6       Shared Voting Power
            Beneficially
                                             -0-
             Owned by                -------------------------------------------
                                     7       Sole Dispositive Power
               Each
                                             1,684,540
          Reporting Person           -------------------------------------------
                                     8       Shared Dispositive Power
               With
                                             -0-
--------------------------------------------------------------------------------
9       Aggregate Amount Beneficially Owned by Each Reporting Person:

        1,684,540
--------------------------------------------------------------------------------
10      Check Box If the Aggregate Amount in Row (9) Excludes
        Certain Shares:
                                                                      [_]
--------------------------------------------------------------------------------
11      Percent of Class Represented by Amount in Row (9):

        7.3%
--------------------------------------------------------------------------------
12      Type of Reporting Person:

        CO
--------------------------------------------------------------------------------

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CUSIP No. 811904101               SCHEDULE 13G                    Page 3 of 8
-----------------------                                  ----------------------

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1       Name of Reporting Person:

        MICHAEL LOWENSTEIN

        I.R.S. Identification Nos. of Above Persons (entities only)

--------------------------------------------------------------------------------
2       Check the Appropriate Box if a Member of a Group:
                                                                (a)   [_]
                                                                (b)   [_]
--------------------------------------------------------------------------------
3       SEC Use Only

--------------------------------------------------------------------------------
4       Citizenship or Place of Organization:

        United States of America
--------------------------------------------------------------------------------
                                     5       Sole Voting Power
             Number of
                                             1,684,540
               Shares                -------------------------------------------
                                     6       Shared Voting Power
            Beneficially
                                             -0-
             Owned by                -------------------------------------------
                                     7       Sole Dispositive Power
               Each
                                             1,684,540
          Reporting Person           -------------------------------------------
                                     8       Shared Dispositive Power
               With
                                             -0-
--------------------------------------------------------------------------------
9       Aggregate Amount Beneficially Owned by Each Reporting Person:

        1,684,540
--------------------------------------------------------------------------------
10      Check Box If the Aggregate Amount in Row (9) Excludes
        Certain Shares:
                                                                      [_]
--------------------------------------------------------------------------------
11      Percent of Class Represented by Amount in Row (9):

        7.3%
--------------------------------------------------------------------------------
12      Type of Reporting Person:

        IN; HC
--------------------------------------------------------------------------------

-----------------------                                  ----------------------
CUSIP No. 811904101               SCHEDULE 13G                    Page 4 of 8
-----------------------                                  ----------------------

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1       Name of Reporting Person:

        THOMAS J. COLEMAN

        I.R.S. Identification Nos. of Above Persons (entities only)

--------------------------------------------------------------------------------
2       Check the Appropriate Box if a Member of a Group:
                                                                (a)   [_]
                                                                (b)   [_]
--------------------------------------------------------------------------------
3       SEC Use Only

--------------------------------------------------------------------------------
4       Citizenship or Place of Organization:

        United States of America
--------------------------------------------------------------------------------
                                     5       Sole Voting Power
             Number of
                                             1,684,540
               Shares                -------------------------------------------
                                     6       Shared Voting Power
            Beneficially
                                             -0-
             Owned by                -------------------------------------------
                                     7       Sole Dispositive Power
               Each
                                             1,684,540
          Reporting Person           -------------------------------------------
                                     8       Shared Dispositive Power
               With
                                             -0-
--------------------------------------------------------------------------------
9       Aggregate Amount Beneficially Owned by Each Reporting Person:

        1,684,540
--------------------------------------------------------------------------------
10      Check Box If the Aggregate Amount in Row (9) Excludes
        Certain Shares:
                                                                      [_]
--------------------------------------------------------------------------------
11      Percent of Class Represented by Amount in Row (9):

        7.3%
--------------------------------------------------------------------------------
12      Type of Reporting Person:

        IN; HC
--------------------------------------------------------------------------------

-----------------------                                  ----------------------
CUSIP No. 811904101               SCHEDULE 13G                    Page 5 of 8
-----------------------                                  ----------------------


Item 1(a).        Name of Issuer:

                  Seacor Holdings Inc. (the "Company")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  2200 Eller Drive
                  P.O. Box 13038
                  Fort Lauderdale, FL 33316, United States


Item 2(a).        Name of Persons Filing:

                  The Statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

                  (i) Kensico Capital Management Company ("Kensico Capital Management");

                  (ii)   Michael Lowenstein ("Mr. Lowenstein"); and

                  (iii)  Thomas J. Coleman ("Mr. Coleman").

                  This statement relates to shares of Common Stock of the Company held for the accounts of Kensico Partners, L.P., a Delaware limited partnership ("Kensico Partners"), Kensico Associates, L.P., a Delaware limited partnership ("Kensico Associates"), Kensico Offshore Fund, Ltd., a limited liability company organized under the laws of the Cayman Islands, B.W.I. ("Kensico Offshore"), and Kensico Drawdown Fund, L.P., a Delaware limited partnership ("Kensico Drawdown" and, together with Kensico Partners, Kensico Associates and Kensico Offshore, the "Funds"). Kensico Capital Management serves as investment manager to the Funds and, in such capacity, may be deemed to have voting and dispositive power over the shares held for the accounts of the Funds. Kensico Capital LLC, a Delaware limited liability company ("Kensico Capital"), serves as General Partner of the Funds, other than Kensico Offshore and Kensico Drawdown. Kensico Drawdown LLC, a Delaware limited liability company, serves as General Partner of Kensico Drawdown. Mr. Lowenstein and Mr. Coleman serve as Co-Presidents of Kensico Capital Management and are Managing Members of Kensico Capital and Kensico Drawdown LLC.

Item 2(b).        Address of Principal Business Office:

                  For each Reporting Person:

                  Michael Lowenstein
                  Kensico Capital Management Corporation
                  55 Railroad Avenue, 2nd Floor
                  Greenwich, Connecticut 06830

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CUSIP No. 811904101               SCHEDULE 13G                    Page 6 of 8
-----------------------                                  ----------------------


Item 2(c).        Citizenship:

                  See row 4 of each Reporting Persons' cover page.

Item 2(d).        Title of Class of Securities: Common Stock

Item 2(e).        CUSIP Number: 811904101

Item 3.           Not applicable.

Item 4.           Ownership.

                  For each Reporting Person:

                  (a)    Amount beneficially owned:

                  As of December 31, 2007, each of Kensico Capital Management, Mr. Lowenstein and Mr. Coleman may be deemed to be the beneficial owner of the 1,684,540 shares of Common Stock held for the accounts of the Funds. Kensico Partners owns beneficially 375,800 shares of Common Stock, Kensico Associates owns beneficially 509,440 shares of Common Stock, Kensico Offshore owns beneficially 654,500 shares of Common Stock and Kensico Drawdown owns beneficially 144,800 shares of Common Stock.

                  (b)    Percent of class:

                         7.3% of the total outstanding shares of Common Stock, from which Kensico Partners, Kensico Associates, Kensico Offshore and Kensico Drawdown own 1.6%,
                         2.2%, 2.9% and 0.6%, respectively. This percentage is based upon 23,147,246 shares of Common Stock issued and outstanding (the number of shares of Common Stock reported in the Company's Form 10-Q filed November 2,
                         2007).

                  (c)    Number of shares to which each Reporting Person has:

                         (i)    Sole power to vote or direct the vote:
                                1,684,540

                         (ii)   Shared power to vote or direct the vote: -0-

                         (iii) Sole power to dispose or to direct the disposition of: 1,684,540

                         (iv) Shared power to dispose of or direct the disposition of: -0-

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

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CUSIP No. 811904101               SCHEDULE 13G                    Page 7 of 8
-----------------------                                  ----------------------


                  (i) The partners of Kensico Partners have the right to participate in the receipt of dividends from, or proceeds from the sale of, the shares held by Kensico Partners in accordance with their partnership interests in Kensico Partners.

                  (ii) The partners of Kensico Associates have the right to participate in the receipt of dividends from, or proceeds from the sale of, the shares held by Kensico Associates in accordance with the partnership interests in Kensico Associates.

                  (iii) The shareholders of Kensico Offshore have the right to participate in the receipt of dividends from, or proceeds from the sale of, the shares held by Kensico Offshore in accordance with their ownership interests in Kensico Offshore.

                  (iv) The partners of Kensico Drawdown have the right to participate in the receipt of dividends from, or proceeds from the sale of, the shares held by Kensico Drawdown in accordance with their partnership interests in Kensico Drawdown.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of a Group.

                  Not Applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP No. 811904101               SCHEDULE 13G                    Page 8 of 8
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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2008


                                  KENSICO CAPITAL MANAGEMENT CORPORATION


                                  BY:     /s/ Michael Lowenstein
                                  ----------------------------------------
                                                  Signature


                                  Michael Lowenstein, Authorized Signatory
                                  ----------------------------------------
                                                  Name/Title



                                  MICHAEL LOWENSTEIN


                                          /s/ Michael Lowenstein
                                  ----------------------------------------
                                                  Signature



                                  THOMAS J. COLEMAN


                                           /s/ Thomas J. Coleman
                                  ----------------------------------------
                                                  Signature